EXHIBIT 99.1
Anne Chow and Pedro Pizarro elected to 3M Board of Directors

ST. PAUL, Minn. Feb. 8, 2023 – 3M (NYSE: MMM) announced today that Anne H. Chow, retired chief executive officer of AT&T Business, and Pedro J. Pizarro, president and chief executive officer of Edison International, have been elected to 3M’s Board of Directors, effective Feb. 9, 2023. In connection with Ms. Chow and Mr. Pizarro’s election, the Board of Directors increased its size from 11 to 13 members.

Anne Chow’s career in the technology and business sectors spans over three decades. She served as the CEO of AT&T Business from 2019 to 2022 after having served in various executive leadership positions at AT&T since 2000. As CEO, she was responsible for AT&T’s Business Solutions organization that provided a full suite of business services across wireless, networking, cybersecurity, and advanced solutions, serving nearly 3 million business customers in more than 200 countries and territories around the world. She currently serves as Lead Director on the Board of Directors for FranklinCovey and as Adjunct Professor of Executive Education at the Kellogg School of Management, Northwestern University.

Ms. Chow has led global organizations through major transformations with decades of strategic and operational experience serving the business marketplace, including roles as president, AT&T National Business and president, and AT&T Integrator Solutions. She also has a long track record of community leadership involvement in strategic board and advisory work focused on driving success at the intersection of people, culture, and technology. She is currently a member of the Dallas Mavericks Advisory Council, Business and Community Advisory Council of the Federal Reserve Bank of Dallas, and the Committee of 100. Ms. Chow earned her bachelor’s and master’s degrees in electrical engineering, and a master’s degree in business administration, from Cornell University.

Pedro Pizarro has been President and CEO of Edison International, the parent company of Southern California Edison (SCE), one of the nation’s largest electric utilities, since 2016. Mr. Pizarro is a member of Edison International’s Board of Directors. Edison International is also the parent company of Edison Energy, a portfolio of competitive businesses providing commercial and industrial customers with energy management and procurement services. Mr. Pizarro served as president of SCE from 2014 to 2016. Previously, Mr. Pizarro was president of Edison Mission Energy, an indirect subsidiary of Edison International, until the sale of its principal assets in 2014. He has held a wide range of other senior executive positions at the Edison International companies since joining in 1999.

Mr. Pizarro is a vice chairman of the Edison Electric Institute, a director of the Electric Power Research Institute, a member of the Electricity Subsector Coordinating Council, and a Trustee of the California Institute of Technology. Before joining the Edison International companies, Mr. Pizarro was a senior engagement manager with McKinsey & Company. Mr. Pizarro earned his bachelor’s degree in chemistry from Harvard University and his Ph.D. in chemistry from the California Institute of Technology.

“We are very pleased to further strengthen 3M’s board with two highly accomplished, world-class leaders,” said 3M chairman and CEO Mike Roman. “Anne has decades of experience in technology and business, and a proven track record of transforming global organizations and community engagement. Pedro brings skills and experience in leading large companies and driving strategic improvements, and a deep understanding of the power of materials science to improve the world. They will provide invaluable insight and perspective to our board as we continue to position 3M for the future.”

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Media Contact: Tim Post tpost3@mmm.com